Exhibit 99.1

RiskOn International Announces Signing of Agreement to Sell Series D Preferred Stock

LAS VEGAS--(BUSINESS WIRE) – November 15, 2023 – RiskOn International, Inc. (Nasdaq: ROI) (“RiskOn,” or the “Company”), today announced the execution of a Securities Purchase Agreement (the “Agreement”) with Ault Alliance, Inc. (“AAI”), pursuant to which the Company will sell to AAI 603.44 shares of newly designated Series D Convertible Preferred Stock (the “Preferred Shares”) for a total purchase price of $15,085,930.69 (the “Transaction”). The purchase price will be paid by the cancellation of $15,085,930.69 of cash advances made by AAI to the Company between January 1, 2023 and November 9, 2023 (the “Advances”). AAI is an affiliate of the Company.

Each Preferred Share has a stated value of $25,000.00 per share and is convertible at AAI’s option into shares of the Company’s common stock (“Common Stock”) at a fixed conversion price of $0.51 per share (the “Conversion Price”), which Conversion Price represents a 46% premium to yesterday’s closing price of $0.349 per share of Common Stock.

The Conversion Price is subject to standard anti-dilution provisions in connection with any stock split, stock dividend, subdivision or similar reclassification of the Common Stock. The Preferred shares also have “full ratchet” price protection in the event the Company issues securities at a lower price than the Conversion Price. The Preferred Stock shall pay a dividend at an annual rate of 10%, which the Company may, during the first two years, pay in additional Preferred Shares.

The Transaction is expected to close on November 15, 2023 after the filing of the Certificates of Designations of the Rights, Preferences and Limitations of the Preferred Shares.

The Company allocated the Advances to multiple subsidiaries to fund growth and new initiatives, specifically at BitNile.com, Inc. (“BNC”) and GuyCare, Inc. (“GuyCare”). The strategic investment from AAI underscores the support the Company has received from AAI since its initial investment in a separate series of preferred stock in June 2022. AAI continues to demonstrate its support for the Company and its initiatives.

RiskOn CEO Randy May stated, “We are pleased to sign this Agreement with AAI and continue to enjoy our mutually beneficial working relationship. Since June 2022, AAI and its management has provided the Company with unwavering support. We look forward to strengthening the working relationship as we embark on new ventures within the Company.”

Additional information regarding the securities described above and the terms of the Transaction will be included in a Current Report on Form 8-K to be filed with the United States Securities and Exchange Commission (“SEC”).

The Preferred Shares will be issued in reliance upon the exemption from the securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) as promulgated by SEC under the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor will there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

About RiskOn International, Inc.

Founded in 2011, the Company owns 100% of BNC, including the BitNile.com metaverse platform (the “Platform”). The Platform, which went live to the public on March 1, 2023, allows users to engage with a new social networking community and purchase both digital and physical products while playing 3D immersive games. RiskOn recently formed GuyCare to open specialized men’s healthcare clinics. In addition, the Company also owns approximately 66% of Wolf Energy Services Inc. (OTCQB: WOEN) indirectly and approximately 70% of White River Energy Corp (OTCQB: WTRV) directly.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and RiskOn International will not undertake any obligation to update any of these statements publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. In addition to risks relating to the acceptance of the Platform by individuals, competition with much larger companies operating metaverses and RiskOn International’s ability to raise capital, investors should review risk factors, that could affect RiskOn International’s business and financial results which are included in RiskOn International’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, Forms 10-K, 10-Q and 8-K. All such filings are available at www.sec.gov and on the Company’s website at www.riskonint.com.

Contacts

ir@riskonint.com or 1-800-762-7293